CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - MARCH 2008
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (22,749.328 units) at February 29, 2008           $ 37,082,477
Additions of 103.869 units on March 31, 2008                           169,173
Redemptions of (445.081) units on March 31, 2008                      (724,912)
Offering Costs                                                         (27,876)
Net Income - March 2008                                                 (2,264)
                                                                 -------------

Net Asset Value (22,408.116 units) at March 31, 2008             $  36,496,598
                                                                 =============

Net Asset Value per Unit at March 31, 2008                         $  1,628.72
                                                                 =============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                      $    878,673
    Change in unrealized                                              (999,036)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                          (947,042)
    Change in unrealized                                             1,098,361
  Interest income                                                       66,318
                                                                 -------------

                                                                        97,274
                                                                 -------------

Expenses:
  Brokerage fee                                                         92,640
  Performance fee                                                            0
  Operating expenses                                                     6,898
                                                                 -------------

                                                                        99,538
                                                                 -------------

Net Income (Loss) - March 2008                                 $        (2,264)
                                                                 =============

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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on March 31, 2008                          $  1,628.72

Net Asset Value per Unit on February 29, 2008                       $  1,630.05

Unit Value Monthly Gain (Loss) %                                      (0.08)  %

Fund 2008 calendar YTD Gain (Loss) %                                   1.57   %


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Gains from Equity Indices Trading Offset Fixed Income Losses...

The Federal Reserve's continued market intervention was rewarded at month end with US stocks recovering from mid-month declines to finish flat on the month but still significantly negative year to date.

Campbell's gains were primarily recorded from short positions in Asian and European Equity Indices as equity markets continued their downward direction. Ongoing uncertainty in the banking sector, coupled with negative sentiment on global growth continues to weigh on investor confidence.

Some gains were recorded in the currency markets from long positions in the Euro as the Dollar continued to weaken during the month on lower US yields and commodity market extensions. Fixed Income trading recorded losses, primarily in Europe, as initial mid-month profits from the flight to quality were given back when market fears subsided at month end.

Marginal losses were also recorded in the commodity markets as energies came off their highs in the middle of the month to finish flat, while base metals continued to be fueled by USD price action.

As always, despite recent market turbulence, Campbell remains committed to a systematic investment discipline. Please do not hesitate to contact me if you have any questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust